Exhibit 99.1

Tectonic Therapeutic Appoints François Nader, M.D., as Chair and Independent

Director of the Board

WATERTOWN, Mass., February 23, 2026 (GLOBE NEWSWIRE) — Tectonic Therapeutic, Inc. (NASDAQ: TECX) (“Tectonic”), a clinical-stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of G-protein coupled receptors (GPCRs), today announced it has appointed François Nader, M.D., MBA, as an independent director to its Board of Directors, effective April 1, 2026, at which time he will also assume the role of Chair of the Board.

Dr. Nader brings more than 30 years of leadership experience across the biotechnology and pharmaceutical industry and currently serves as an Independent Director of Moderna, Inc. (NASDAQ: MRNA), a global biotechnology company. Upon Dr. Nader assuming the role as independent director to the Board of Directors, Terry McGuire will resign from his role as Chair of the Board, a role which Dr. Nader will immediately assume. In order to provide for a smooth leadership transition, Mr. McGuire will remain a member of the Board of Directors until Tectonic’s 2026 Annual Meeting of Stockholders, which is anticipated to be in June 2026.

“We are delighted to welcome François Nader to Tectonic’s Board of Directors. François brings exceptional and broad leadership experience, deep expertise in corporate governance and strategic transactions, and a strong track record of building and scaling innovative biotechnology companies. His perspective will be invaluable as we continue advancing our GPCR-targeted pipeline and positioning Tectonic for long-term growth and shareholder value creation,” said Alise Reicin, M.D., President and Chief Executive Officer of Tectonic Therapeutic. “We would also like to express our sincere appreciation to Terry McGuire for his strong leadership and continued support since Tectonic’s inception, and for his instrumental contributions in helping us build our company.”

“I am excited to join Tectonic at this important stage of its development,” said Dr. Nader. “The company’s approach to targeting GPCR biology has the potential to unlock meaningful therapeutic advances. I look forward to working with the Board and management team to help guide Tectonic’s strategy and support its continued growth.”

“I strongly support the appointment of François Nader to Tectonic’s Board as the company continues to evolve to its next stage of growth,” said Mr. McGuire. “It has been an honor for me to serve as the Chair of Tectonic’s Board, and I’m proud to have been part of the Company’s progress in advancing innovative GPCR-targeted therapies for patients with serious diseases.”

Dr. Nader was appointed as an Independent Director of Moderna in 2019, where he chairs both the Talent & Compensation Committee and the Nominating & Governance Committee. He has served as Chairman, Executive Chairman, and/or Independent Director of numerous biotechnology companies which culminated in significant strategic transactions, including Acceleron Pharma (acquired by Merck), Alexion Pharmaceuticals (acquired by AstraZeneca), Prevail Therapeutics (acquired by Eli Lilly), Clementia Pharmaceuticals (acquired by Ipsen), Advanced Accelerator Applications (acquired by Novartis), Baxalta (acquired by Shire), NPS Pharmaceuticals (acquired by Shire), and Noven Pharmaceuticals (acquired by Hisamitsu). He also previously served as President and Chief Executive Officer of NPS Pharmaceuticals, where he led the company’s transformation into a global rare disease leader. Earlier in his career, he held senior leadership roles spanning medical, regulatory, and commercial functions at Aventis and its predecessor companies. Dr. Nader earned his French Doctorate in Medicine from St. Joseph University in Lebanon and a Physician Executive MBA from the University of Tennessee.

About Tectonic

Tectonic Therapeutic is a clinical-stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of GPCRs. Leveraging its proprietary technology platform called GEODe™ (GPCRs Engineered for Optimal Discovery), Tectonic is focused on developing biologic medicines that overcome the existing challenges of GPCR-targeted drug discovery and harness the human body to modify the course of disease. Tectonic focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life. Tectonic is headquartered in Watertown, Massachusetts. For more information, please visit www.tectonictx.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the anticipated timing of Tectonic’s 2026 Annual Meeting of Stockholders and the expected changes in board leadership roles. These forward-looking statements are based on Tectonic’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that may cause Tectonic’s actual results to differ from those expressed or implied in the forward-looking statements in this press release. These risks and uncertainties include those that are identified under the heading “Risk Factors” in Tectonic’s quarterly report on Form 10-Q filed with the SEC for the quarter ended September 30, 2025, and in other filings that Tectonic makes and will make with the SEC in the future. Tectonic expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contacts:

Investors:

Dan Ferry

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576

Media:

Kathryn Morris

The Yates Network

kathryn@theyatesnetwork.com

(914) 204-6412